Exhibit 99.1

October 16, 2017

Quanterix Corporation

113 Hartwell Ave

Lexington, MA 02421

CONSENT OF HEALTH ADVANCES, LLC

Health Advances, LLC (“Health Advances”) hereby consents to the quotation by the Company in the Registration Statement on Form S-1 (as may be amended or supplemented) of Quanterix Corporation (the “Company”) to be filed with the U.S. Securities and Exchange Commission (the “Registration Statement”) of certain information from Health Advances’ report prepared on behalf of the Company as set forth on Schedule I hereto. Health Advances also hereby consents to the filing of this letter as an exhibit to the Registration Statement.

HEALTH ADVANCES, LLC

By:	/s/ Karen Gershman
Name:	Karen Gershman
Title:	Partner and Chief Operating Officer

SCHEDULE I

“This prospectus also contains estimates and other statistical data from a custom market research report by an independent third-party research firm, which was commissioned by us and was issued in June 2017.”

“According to estimates in a report commissioned by us from an independent third-party research firm, referred to herein as the Third-Party Research Report, we believe the current total life science research market addressable by Simoa, including both proteomics and genomics research, is currently $3 billion per year and has the potential to reach $8 billion per year. In addition, according to the Third-Party Research Report, we estimate that the future aggregate market opportunity for us or others using our Simoa technology has the potential to expand to approximately $38 billion, approximately $30 billion of which would be addressable by the Simoa technology upon receipt of the necessary regulatory approvals to market products using this technology in areas other than life science research, which neither we nor our partners have begun the process to obtain.”

“According to estimates in the Third-Party Research Report, we believe that the total life science research market addressable by Simoa is currently $3 billion per year and has the potential to reach $8 billion per year.”

“According to estimates in the Third-Party Research Report, we believe that the total diagnostic and precision health screening markets addressable by us and others using Simoa have the potential to reach an aggregate of $30 billion per year, which would be addressable upon receipt of the necessary regulatory approvals to market our products in areas other than life science research, which we have not yet begun the process to obtain.”

“This prospectus also contains estimates and other statistical data from a custom market research report by an independent third-party research firm, which was commissioned by us and was issued in June 2017, referred to herein as the Third-Party Research Report.”

“According to estimates in the Third-Party Research Report, we believe that the total life science research market addressable by Simoa, including both proteomics and genomics research, is $3 billion per year and has the potential to reach $8 billion per year.

“According to estimates in the Third-Party Research Report, we believe that the total diagnostic and precision health screening markets addressable by us and others using Simoa have the potential to reach an aggregate of $30 billion per year, which would be addressable upon receipt of the necessary regulatory approvals to market our products in areas other than life science research, which we have not yet begun the process to obtain.”

“According to estimates in the Third-Party Research Report, we believe the aggregate market opportunity for us and others using Simoa has the potential to expand to $38 billion as researchers and healthcare practitioners develop new applications for our products that span the continuum from research through diagnosis and precision health.”

“According to estimates in the Third-Party Research Report, we believe that the total life science research market addressable by Simoa, including both proteomics and genomics research, is $3 billion per year and has the potential to reach $8 billion per year.”

“According to estimates in the Third-Party Research Report, we believe that these are areas of high unmet need with a total addressable market for us and others using Simoa that has the potential to reach $38 billion across research, diagnostic and precision health screening indications.”